EXHIBIT 5

Faegre Baker Daniels LLP 600 East 96th Street Suite 600 Indianapolis Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

March 16, 2015

Endocyte, Inc.

3000 Kent Avenue, Suite A1-100

West Lafayette, IN 47906

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Endocyte, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of an additional 2,094,644 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Endocyte, Inc. 2010 Equity Incentive Plan and the Endocyte, Inc. 2010 Employee Stock Purchase Plan (collectively, the “Plans”).

We have examined the Plans, the Registration Statement, the Certificate of Incorporation, as currently in effect, and the By-Laws, as currently in effect, of the Company, resolutions of the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company and have not independently verified the matters stated therein.

Based on the foregoing, we are of the opinion the Shares have been duly authorized and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the applicable Plan and, where applicable, the consideration for the Shares specified in the Plans has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is solely for the use of the Company in connection with the Registration Statement. The opinions expressed are limited to the matters set forth herein, and no opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very Truly Yours,

FAEGRE BAKER DANIELS LLP

By	/s/ Christine G. Long
Christine G. Long, Partner